UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2025

FUTUREFUEL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-52577	20-3340900
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400
St. Louis, Missouri 63105
(Address of Principal Executive Offices)

(314) 854-8352
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FF	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2025, FutureFuel Corp. (the “Company”) and Charles W. Lyon agreed to terminate his employment as Chief Commercial Officer of the Company to be effective as of March 31, 2025. In connection with his resignation, the Company entered into a Separation and Release of Claims Agreement with Mr. Lyon (the “Separation Agreement”).

Pursuant to the Separation Agreement, among other things, the Company agreed to pay Mr. Lyon a total separation payment of $330,187, following his final regular payroll payment from the Company. Additionally, the Company agreed to pay Mr. Lyon $18,022, which is equal to the current Company Monthly Rate for COBRA continuation coverage for 18 months. In exchange for the foregoing payments, Mr. Lyon agreed to release the Company of all claims and also agreed to covenants of confidentiality, non-solicitation and non-competition.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Separation Agreement itself, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

The Company thanks Mr. Lyon for his years of service and leadership at the Company.

Following Mr. Lyon’s departure, the Company intends to merge the roles of Chief Commercial Officer and Chief Executive Officer in order to provide for an agile company structure with few layers between the Company, its customers and markets and to drive growth and launch product innovation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTUREFUEL CORP.

By:	/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

Date: March 4, 2025